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                                                                      EXHIBIT 12

                       STATEMENT RE COMPUTATION OF RATIOS

                          CAPITAL BANK & TRUST COMPANY

Return on Equity and Assets:

The following schedule details selected key ratios of the Bank as of or for the year ended December 31, 2000, 1999 and 1998:

                                                                2000               1999              1998
                                                              --------           --------          --------
       Return on assets                                         0.72%              0.86%             1.00%
          (Net income divided by average total assets)

       Return on equity                                         7.26%              6.06%             6.81%
          (Net income divided by average equity)

       Dividend payout ratio                                      - %                - %               - %
          (Dividends declared per share divided by
            net income per share)

       Equity to asset ratio                                    9.88%             14.26%            14.62%
          (Average equity divided by average total
            assets)

       Leverage capital ratio                                   9.38%             14.86%            12.88%
          (Equity divided by fourth quarter
            average total assets, excluding the net
            unrealized loss on available-for-sale
            securities)


The minimum leverage capital ratio required by the regulatory agencies is 4%.

Beginning January 1, 1991, new risk-based capital guidelines were adopted by regulatory agencies. Under these guidelines, a credit risk is assigned to various categories of assets and commitments ranging from 0% to 100% based on the risk associated with the asset.






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                          CAPITAL & BANK TRUST COMPANY

Return on Equity and Assets, Continued:

The following schedule details the Bank's risk-based capital at December 31, 2000 excluding the net unrealized loss on available-for-sale securities which is shown as a deduction in stockholders' equity in the consolidated financial statements:

                                                                        In Thousands
                                                                        -------------

      Tier I capital:
         Stockholders' equity, excluding the net unrealized
           loss on available-for-sale securities                        $      15,464

      Total capital:
         Allowable allowance for loan losses (limited to 1.25%
           of risk-weighted assets)                                             1,554
                                                                        -------------

               Total risk-based capital                                 $      17,018
                                                                        =============

      Risk-weighted assets                                              $     124,340
                                                                        =============

      Risk-based capital ratios:
         Tier I capital ratio                                                   12.44%
                                                                        =============

         Total risk-based capital ratio                                         13.69%
                                                                        =============


The Bank is required to maintain a Total capital to risk-weighted asset ratio of 8% and a Tier I capital to risk-weighted asset ratio of 4%. At December 31, 2000, the Bank was in compliance with these requirements.